Exhibit 35.4

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Private Label Credit Card Master Note Trust (USA) I

Series 2007-1, Class A Notes; Series 2007-1, Class B Notes

I, Richard Farrand, Chief Operating Officer of HSBC Electronic Data Processing (India) Private Limited (the “Company”), pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission and Section 3.05 of the Amended and Restated Transfer and Servicing Agreement, dated as of August 11, 2006 amending and restating in full the Transfer and Servicing Agreement dated as of June 12, 2001 (the “Agreement”), among HSBC Funding (USA) Inc. V, as Transferor, HSBC Finance Corporation, as Servicer, and Wilmington Trust Company, as Owner Trustee of the HSBC Private Label Credit Card Master Note Trust (USA) I, hereby certify that:

1.	A review of the activities of the Company from February 14, 2007 through December 31, 2007 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 3rd day of March 2008.

.

HSBC Electronic Data Processing (India) Private

Limited

By: /s/ Richard Farrand

Name: Richard Farrand

Title: Chief Operating Officer